Exhibit 99.1

Sound Financial Increases Provision for Loan Losses for Year Ended December 31, 2011

Sound Community Bank Memorandum of Understanding terminated

SEATTLE--(BUSINESS WIRE)--March 27, 2012--Sound Financial, Inc. (the “Company”) (OTCBB:SNFL), holding company for Sound Community Bank, today announced revised earnings for the year ended December 31, 2011. In connection with its annual audit, the provision for loan losses was increased by $400,000 ($264,000, net of tax), to $4.6 million from $4.2 million, for the year, which decreased net income to $1.6 million from $1.8 million, as was previously reported. Details can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed today with the U.S. Securities and Exchange Commission.

The Company was also informed by the Office of the Comptroller of the Currency that the Memorandum of Understanding (“MOU”) dated July 8, 2010 with Sound Community Bank was terminated effective March 14, 2012.

Sound Financial, Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities in the Puget Sound region. The Seattle-based company operates five full-service banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

This report contains statements that are not historical or current fact and constitute forward-looking statements. In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Results of operations and business are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONTACT:
Media:
Laurie Stewart, 206-448-0884 x-306
or
Financial:
Matt Deines, 206-448-0884 x-305